Exhibit 1.1

Execution Version

FIRST AMENDMENT TO UNDERWRITING AGREEMENT

THIS FIRST AMENDMENT TO UNDERWRITING AGREEMENT (this “Amendment”) is made and entered into as of March 23, 2023 by and between Perception Capital Corp. II, a Cayman Islands exempted company (the “Company”), and Jefferies LLC (“Jefferies”), and amends that certain underwriting agreement, dated as of October 27, 2021 (the “Underwriting Agreement”), by and between the Company and Jefferies, as representative of the several underwriters named therein (collectively, the “Parties”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Underwriting Agreement.

WHEREAS, the Parties desire to amend certain provisions of the Underwriting Agreement pursuant to Section 19 of the Underwriting Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.Amendments to the Underwriting Agreement. Effective as of the execution hereof,

(a)Section 2(e) of the Underwriting Agreement is hereby deleted in its entirety and replaced with the following:

(e)          Delivery and Payment for the Offered Securities.  In addition to the discount from the public offering price represented by the Purchase Price set forth in the last sentence of Section 2(a) of this Agreement, the Company hereby agrees to pay to Jefferies LLC, individually and not as the Representative of the Underwriters, for its own account only and not on behalf of or for the accounts of the several Underwriters, a deferred discount of $5,635,000 (the “Deferred Discount”).  For the avoidance of doubt, no Deferred Discount will be payable to any other Underwriters other than Jefferies LLC.

(i)Upon consummation of the Business Combination, the Deferred Discount will be payable as follows:

(1)

If the Closing Surviving Corporation Cash (as defined below) is greater than or equal to $25,000,000, the Deferred Discount shall be due and payable in cash to Jefferies LLC, individually and not as the Representative of the Underwriters, for its own account only and not on behalf of or for the accounts of the several Underwriters, upon the closing of the initial Business Combination (the “Closing Deferred Cash Payment”).

(2)

Subject to clause (4) below, if the Closing Surviving Corporation Cash is less than $25,000,000, the Closing Deferred Cash Payment payable in cash to Jefferies LLC, individually and not as the Representative of the Underwriters, for its own account only and not on behalf of or for the accounts of the several Underwriters, upon the closing of the initial Business Combination shall be equal to $2,000,000 with the remaining $3,635,000 of the Deferred Discount (the “Deferred Cash Obligation”) being due and payable in cash to Jefferies LLC, individually and not as the Representative of the Underwriters, for its own account only and not on behalf of or for the accounts of the several Underwriters, no later than eighteen (18) months following the consummation of the Business Combination.

(3)

The Company shall cause CST to pay the Closing Deferred Cash Payment by wire transfer of immediately available funds to Jefferies LLC, individually and not as the Representative of the Underwriters, for its own account only and not on behalf of or for the accounts of the several Underwriters. Jefferies LLC hereby agrees that if no Business Combination is consummated within the time period provided in the Trust Agreement and the funds held under the Trust Agreement are distributed to the holders of the Class A Ordinary Shares included in the Offered Securities sold pursuant to this Agreement (the “Public Shareholders”), (x) Jefferies LLC will forfeit any rights or claims to any portion of the Deferred Discount and (y) the trustee under the Trust Agreement is authorized to distribute the funds in the Trust Account otherwise constituting the Closing Deferred Cash Payment to the Public Shareholders on a pro rata basis.

(4)

Notwithstanding clause (2) above, the Company may, in its sole discretion, elect to deliver Class A Ordinary Shares (or, following a Business Combination, the publicly listed common shares of the surviving successor to the Company into which the Class A Ordinary Shares were converted or exchanged in connection with the Business Combination) (such shares, “Company Shares”) in satisfaction of all or any portion of the Deferred Cash Obligation only (the “Deferred Stock Payment” and such shares, the “Deferred Stock Payment Shares”); provided that, in the event the Company so elects, the Company provides to Jefferies LLC written notice of its election to deliver Deferred Stock Payment Shares in satisfaction of all or a portion of the Deferred Cash Obligation no earlier than sixty (60) calendar days following the consummation of the Business Combination but no later than two business days prior to delivery of such Deferred Stock Payment Shares, with such notice to include the amount of Deferred Cash Obligation that is the subject of the Company’s election and will be paid in Company Shares, the Deferred Stock Purchase Price as calculated by the Company and the number of Deferred Stock Payment Shares to be issued. The number of Deferred Stock Payment Shares shall be calculated based on a price per share (the “Deferred Stock Purchase Price”) equal to the arithmetic average of the Daily VWAP (as defined below) of the Company Shares for the ten VWAP Trading Days (as defined below) ending on the VWAP Trading Day immediately preceding the delivery of such notice. Notwithstanding anything to the contrary herein, Jefferies LLC agrees to deliver and execute such documents in connection with such delivery of the Deferred Stock Payment Shares as the Company may reasonably request. For the avoidance of doubt, any portion of the Deferred Cash Obligation that is not satisfied with Deferred Stock Payment Shares shall remain due and payable in cash in accordance with Section 2(e)(i)(2).

(5)

The Company agrees that, within fifteen (15) business days following the date of any Deferred Stock Payment (such deadline, the “Filing Deadline”), the Company will submit to or file with the SEC a registration statement for a shelf registration on Form S-1 or Form S-3 (if the Company is then eligible to use a Form S-3 shelf registration) (the “Registration Statement”), in each case, covering the resale of the Deferred Stock Payment Shares issued to the Underwriters which are eligible for registration (determined as of two business days prior to such submission or filing) (the “Registrable Shares”) and the Company shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 90th calendar day following the filing date thereof if the SEC notifies the Company that it will “review” the Registration Statement (including a limited review) and (ii) the 10th business day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Deadline”); provided that the Company’s obligations to include the Registrable Shares in the Registration Statement are contingent upon Jefferies LLC furnishing in writing to the Company such information regarding itself or its permitted assigns, the securities of the Company held by Jefferies LLC and the intended method of disposition of the Registrable Shares (which shall be limited to non-underwritten public offerings) as shall be reasonably requested by the Company to effect the registration of the Registrable Shares, and Jefferies LLC shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations, including providing that the Company shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement, if applicable, during any customary blackout or similar period or as permitted hereunder; provided that Jefferies LLC shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Registrable Shares. For as long as Jefferies LLC holds Deferred Stock Payment Shares, the Company will use commercially reasonable efforts to file all reports for so long as the condition in Rule 144(c)(1) (or Rule 144(i)(2), if applicable) is required to be satisfied, and provide all customary and reasonable cooperation, necessary to enable Jefferies LLC to resell such Company Shares pursuant to Rule 144 of the Securities Act (in each case, when Rule 144 of the Securities Act becomes available to Jefferies LLC). For the avoidance of doubt, any failure by the Company to file the Registration Statement by the Filing Deadline or to effect such Registration Statement by the Effectiveness Deadline shall not otherwise relieve the Company of its obligations to file or effect the Registration Statement as set forth above in this section.

a.	At its expense, the Company shall:

i.

except for such times as the Company is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, keep such registration, and any qualification, exemption or compliance under state securities laws which the Company determines to obtain, continuously effective with respect to Jefferies LLC, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earlier of the following: (A) Jefferies LLC ceases to hold any Registrable Shares, (B) the date all Registrable Shares held by Jefferies LLC may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable), and (C) two (2) years from the date of effectiveness of the Registration Statement;

ii.

advise Jefferies LLC, as expeditiously as possible: (1) when a Registration Statement or any amendment thereto has been submitted or filed with the SEC; (2) after receiving notice, or obtaining knowledge thereof, of the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose; (3) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and (4) of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading. Notwithstanding anything to the contrary set forth herein, the Company shall not, when so advising Jefferies LLC of such events, provide Jefferies LLC with any material, nonpublic information regarding the Company other than to the extent that providing notice to Jefferies LLC of the occurrence of the events listed in (1) through (4) of this clause constitutes material, nonpublic information regarding the Company;

iii.	use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

iv.

upon the occurrence of any event contemplated in subclause (4) of clause (ii) above, except for such times as the Company is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, the Company shall as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

v.	cause all Registrable Shares to be listed on each securities exchange or market, if any, on which the shares of common stock issued by the Company have been listed;

vi.	allow Jefferies LLC to review disclosure regarding Jefferies LLC in the Registration Statement; and

vii.

otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by Jefferies LLC, consistent with the terms of this Agreement, in connection with the registration of the Registrable Shares.

b.

Notwithstanding anything to the contrary in this Agreement, the Company shall be entitled to delay the filing or effectiveness of, or suspend the use of, the Registration Statement if it determines that in order for the Registration Statement not to contain a material misstatement or omission, (i) an amendment thereto would be needed to include information that would at that time not otherwise be required in a current, quarterly, or annual report under the Exchange Act, (ii) the negotiation or consummation of a transaction by the Company or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event that the Company’s board of directors reasonably believes would require additional disclosure by the Company in the Registration Statement of material information that the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of the Company’s board of directors to cause the Registration Statement to fail to comply with applicable disclosure requirements, or (iii) in the good faith judgment of the majority of the Company’s board of directors, such filing or effectiveness or use of such Registration Statement, would be materially detrimental to the Company and the majority of the Company’s board of directors concludes, as a result, that it is inevitable to defer such filing (each such circumstance, a “Suspension Event”); provided that the Company may not delay or suspend the Registration Statement on more than two occasions in total or for more than sixty (60) consecutive calendar days, or more than one hundred and twenty (120) total calendar days in each case during any twelve-month period. Upon receipt of any written notice from the Company of the happening of any Suspension Event during the period that the Registration Statement is effective or, if as a result of a Suspension Event, the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein (in the light of the circumstances under which they were made, in the case of the prospectus) not misleading, Jefferies LLC agrees that (i) it will immediately discontinue offers and sales of the Registrable Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until Jefferies LLC receives copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Company unless otherwise required by law or subpoena. If so directed by the Company, Jefferies LLC will deliver to the Company or, in Jefferies LLC’s sole discretion destroy, all copies of the prospectus covering the Registrable Shares in its possession; provided that this obligation to deliver or destroy all copies of the prospectus covering the Registrable Shares shall not apply (A) to the extent Jefferies LLC is required to retain a copy of such prospectus (1) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (2) in accordance with its document retention policy or (B) to copies stored electronically on archival servers as a result of automatic data back-up.

(6)	In this Section 2(e)(i):

“Closing Surviving Corporation Cash” means the funds contained in the Trust Account immediately prior to the consummation of the Business Combination, plus any amounts received by the Company pursuant to any equity purchase agreements prior to or substantially concurrently with the closing of the Business Combination, minus any amounts payable to shareholders of the Company in connection with any redemptions of Class A Ordinary Shares, minus any funds contained in the Trust Account that will be placed in escrow pursuant to the Meteora FPA upon the closing of the Business Combination, minus all fees, expenses and disbursements incurred by or on behalf of the Company for outside counsel, agents, advisors, consultants, experts, financial advisors and other service providers engaged by or on behalf of the Company (including, for the avoidance of doubt, the target company acquired in the Business Combination) in connection with the Business Combination.

“Daily VWAP” means, for any VWAP Trading Day, the per share volume-weighted average price of the Company Shares as displayed under the heading “Bloomberg VWAP” on the appropriate Bloomberg page for the Company Shares (or, if such page is not available, its equivalent successor page) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such VWAP Trading Day (or, if such volume-weighted average price is unavailable, the market value of one Company Share on such VWAP Trading Day, determined, using a volume-weighted average price method, by a nationally recognized independent investment banking firm selected by Jefferies LLC). The Daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session.

“Meteora FPA” means that certain Forward Purchase Agreement, dated as of January 14, 2023, by and among the Company and Meteora Special Opportunity Fund I, LP, Meteora Capital Partners, LP, and Meteora Select Trading Opportunities Master, LP.

“VWAP Trading Day” means a day on which trading in the Company Shares generally occurs on the principal U.S. national or regional securities exchange on which the Company Shares is then listed or, if the Company Shares is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Company Shares are then traded.

(ii)          It is understood that the Representative has been authorized, for its own account and the accounts of the several Underwriters, to accept delivery of and receipt for, and make payment by wire transfer payable in same-day funds to an account specified by the Company and to the Trust Account as described below in this Section of the purchase price for, the Firm Securities and any Optional Securities the Underwriters have agreed to purchase.  Jefferies LLC, individually and not as the Representative of the Underwriters, may (but shall not be obligated to) make payment for any Offered Securities to be purchased by any Underwriter whose funds shall not have been received by the Representative by the First Closing Date or the applicable Option Closing Date, as the case may be, for the account of such Underwriter, but any such payment shall not relieve such Underwriter from any of its obligations under this Agreement.

(iii)          Payment for the Firm Securities shall be made as follows: the net proceeds for the Firm Securities (including the Closing Deferred Cash Payment, but excluding the Deferred Cash Obligation) shall be deposited in the Trust Account pursuant to the terms of the Trust Agreement along with such portion of the proceeds of the sale of the Private Placement Warrants in order for the Trust Account to equal the product of the number of Units sold and $10.15 upon delivery to the Representative of the Firm Securities through the facilities of DTC or, if the Representative has otherwise instructed, upon delivery to the Representative of certificates (in form and substance satisfactory to the Representative) representing the Firm Securities, in each case for the account of the Underwriters. The Firm Securities shall be registered in such name or names and in such authorized denominations as the Representative may request in writing at least one business day prior to the First Closing Date. If delivery is not made through the facilities of DTC, the Company will permit the Representative to examine and package the Firm Securities for delivery, at least one business day prior to the First Closing Date at a location in New York City as the Representative may designate. The Company shall not be obligated to sell or deliver the Firm Securities except upon tender of payment by the Representative for all the Firm Securities. At least one business day prior to the First Closing Date, the Company shall deposit proceeds from the sale of the Private Placement Warrants into the Trust Account as provided by the terms of the Warrant Purchase Agreement.

(iv)         Payment for the Optional Securities shall be made as follows: $9.80 per Optional Security (including any Closing Deferred Cash Payment attributable to the Optional Securities but excluding any Deferred Cash Obligation attributable to the Optional Securities) shall be deposited in the Trust Account pursuant to the terms of the Trust Agreement upon delivery to the Representative of the Optional Securities through the facilities of DTC or, if the Representative has otherwise instructed, upon delivery to the Representative of certificates (in form and substance satisfactory to the Representative) representing the Optional Securities for the account of the Underwriters. The Optional Securities shall be registered in such name or names and in such authorized denominations as the Representative may request in writing at least two business days prior to the Option Closing Date. If delivery is not made through the facilities of DTC, the Company will permit the Representative to examine and package the Optional Securities for delivery, at least one business day prior to the Option Closing Date. The Company shall not be obligated to sell or deliver the Optional Securities except upon tender of payment by the Representative for all the Optional Securities. At least one business day prior to the Option Closing Date, the Company shall deposit, or cause to be deposited on its behalf, the proceeds from the sale of the applicable Private Placement Warrants into the Trust Account.

(b)Section 3(aa) of the Underwriting Agreement is hereby deleted in its entirety and replaced with the following:

(aa)          Payment of Deferred Discount.  Upon the consummation of the initial Business Combination, the Company will pay to Jefferies LLC, individually and not as the Representative of the Underwriters, for its own account only and not on behalf of or for the accounts of the several Underwriters, the Closing Deferred Cash Payment in accordance with Section 2(e) hereof.  Payment of the Closing Deferred Cash Payment will be made out of the proceeds of the Offering held in the Trust Account, and, concurrent with any transfer of the funds held in the Trust Account to the Company or any other person, the Company will instruct CST to transfer the Closing Deferred Cash Payment to Jefferies LLC, individually and not as the Representative of the Underwriters, for its own account only and not on behalf of or for the accounts of the several Underwriters.  Jefferies LLC shall have no claim to payment of any interest earned on the portion of the proceeds held in the Trust Account representing the Closing Deferred Cash Payment.  The Deferred Cash Obligation (or, if applicable, the Deferred Stock Payment) shall be paid to Jefferies LLC, individually and not as the Representative of the Underwriters, for its own account only and not on behalf of or for the accounts of the several Underwriters in accordance with the process described in Section 2(e) hereof. If the Company fails to consummate its initial Business Combination within 24 months from the closing of the Offering (or such later date as has been approved pursuant to a valid amendment to the Company’s Amended and Restated Memorandum and Articles of Association), the Deferred Discount will not be paid to Jefferies LLC and the Closing Deferred Cash Payment and any Deferred Cash Obligation will, instead, be included in the Liquidation distribution of the proceeds held in the Trust Account made to the Public Shareholders. In connection with any such Liquidation, Jefferies LLC forfeits any rights or claims to any portion of the Deferred Discount.

2.Section 5(l) of the Underwriting Agreement is hereby deleted in its entirety and replaced with the following:

(l)          Deposit to the Trust Account.  The Sponsor (at least one business day prior to the First Closing Date and each Option Closing Date, as applicable) shall have caused proceeds from the sale of the Private Placement Warrants to be deposited into the Trust Account so that together with proceeds for the Firm Securities (including the Closing Deferred Cash Payment), or with respect to the Optional Securities, proceeds from the Optional Securities (including the Closing Deferred Cash Payment), the aggregate amount of money deposited into the Trust Account would equal the product of the number of Units sold and $10.15.

3.No Further Amendment. The Parties agree that, except as provided herein, all other provisions of the Underwriting Agreement shall continue unmodified, in full force and effect and constitute legal and binding obligations of all parties thereto in accordance with its terms. This Amendment forms an integral and inseparable part of the Underwriting Agreement.

4.References.

(a)All references to the “Agreement” (including “hereof,” “herein,” “hereunder,” “hereby” and “this Agreement”) in the Underwriting Agreement shall refer to the Underwriting Agreement as amended by this Amendment. Notwithstanding the foregoing, references to the date of the Underwriting Agreement (as amended hereby) and references in the Underwriting Agreement to “the date hereof,” “the date of this Agreement” and terms of similar import shall in all instances continue to refer to October 27, 2021.

5.Amendments. This Amendment may be amended or modified in whole or in part only by a duly authorized agreement in writing in the same manner as this Amendment, which makes reference to this Amendment and which shall be executed by all parties hereto.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

Perception Capital Corp. II

By:/s/ Rick Gaenzle
Name:Rick Gaenzle
Title:Chief Executive Officer

[Signature Page to Amendment to Underwriting Agreement]

JEFFERIES LLC

By:/s/ Tina Pappas
Name:Tina Pappas
Title:Managing Director

[Signature Page to Amendment to Underwriting Agreement]